SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 15

         Certification and Notice of Termination of Registration
      under Section 12(g) of the Securities Exchange Act of 1934 or
                   Suspension of Duty to File Reports
    under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                     Commission File Number 000-17231

                Automobile Protection Corporation -- APCO
          (Exact name of registrant as specified in its charter)

                          15 Dunwoody Park Drive
                                Suite 100
                          Atlanta, Georgia 30338
                              (770) 394-7070
 (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

                 Common Stock, par value $.001 per share
         (Title of each class of securities covered by this Form)

                                   None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [x]            Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)      [ ]            Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)       [ ]            Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)      [ ]            Rule 15d-6               [ ]
Rule 12h-3(b)(1)(i)       [x]

Approximate number of holders of record as of the certification or notice date:
         Common Stock: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Automobile Protection Corporation -- APCO has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: July 20, 1999               By:   /s/  Martin J. Blank
                                      -----------------------------------
                                  Name:    Martin J. Blank
                                  Title:   Chairman of the Board
                                           and Chief Operating Officer